FORM 4/A

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       subject to Section 16,                        OMB NUMBER: 3235-0287
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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                            STATEMENT OF CHANGES IN
                              BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
1.   Name and Address of Reporting Person*

     Tay                            Michael                   C.
     (Last)                         (First)                   (Middle)

     1422 Chestnut Street, Suite #410
     (Street)

     Philadelphia                   Pennsylvania                19102
     (City)                         (State)                     (Zip)

2.   Issuer Name and Ticker or Trading Symbol

     Sundew International, Inc. (Common Stock Not Traded)

3.   IRS or Social Security Number of Reporting Person (Voluntary)

4.   Statement for Month/Year

     03/02

5.   If Amendment, Date of Original (Month/Year)

     04/02

6.   Relationship of Reporting Person(s) to Issuer (Check all applicable)

     ( x )  Director                              ( x )  10% Owner
     ( x )  Officer (give title below)            (   )  Other (specify below)

                     President, Treasurer and Secretary

7.   Individual or Joint/Group Filing (Check Applicable Line)

     ( x )  Form filed by One Reporting Person
     (   )  Form filed by More than One Reporting Person

                                                                       Page 1

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

 1.  Title of Security                  2.  Transaction Date
     (Instr. 3)                             (Month/Day/Year)
 --------------------------------------  ------------------------
 a.  Common Stock, par value $.001          3/29/2002
 --------------------------------------  ------------------------
 b.  Common Stock, par value $.001
 --------------------------------------  ------------------------
 c.  Common Stock, par value $.001
 --------------------------------------  ------------------------
 d.
 --------------------------------------  ------------------------
 e.
 --------------------------------------  ------------------------
 f.
 --------------------------------------  ------------------------

 3.  Transaction      4.  Securities Acquired (A) or
     Code                 Disposed of (D)
     (Instr. 8)           (Instr. 3, 4 and 5)
 -------------------  -------------------------------------------
     Code       V        Amount       (A) or (D)       Price
 ---------   -------  -------------  -------------  -------------
 a.  A                  5,000,000         A          (see note 1)
 ---------   -------  -------------  -------------  -------------
 b.
 ---------   -------  -------------  -------------  -------------
 c.
 ---------   -------  -------------  -------------  -------------
 d.
 ---------   -------  -------------  -------------  -------------
 e.
 ---------   -------  -------------  -------------  -------------
 f.
 ---------   -------  -------------  -------------  -------------

 5.  Amount of Securities        6. Ownership Form:  7. Nature of Indirect
     Beneficially Owned             Direct (D) or       Beneficial Ownership
     at End of Month                Indirect (I)
                                    (Instr. 4)          (Instr. 4)
     (Instr. 3 and 4)
 ------------------------------  ------------------  -----------------------
 a.  6,910,000                       D
 ------------------------------  ------------------  -----------------------
 b.    100,000                       I                  (see note 2)
 ------------------------------  ------------------  -----------------------
 c.     60,000                       I                  Owned by son
 ------------------------------  ------------------  -----------------------
 d.
 ------------------------------  ------------------  -----------------------
 e.
 ------------------------------  ------------------  -----------------------
 f.
 ------------------------------  ------------------  -----------------------

 Reminder:  Report on a separate line for each class of securities beneficially
 owned directly or indirectly.                                            (Over)

                             (Print or Type Responses)

 * If the Form is file by more than one Reporting Person, see Instruction 4(b)(v).

FORM 4 (continued)  Table II - Derivative Securities Acquired, Disposed of,
                               or Beneficially Owned
                (e.g, puts, calls, warrants, options, convertible securities)

 1. Title of     2. Conver-    3. Transac- 4. Transac-   5. Number of
    Derivative      sion or       tion        tion          Derivative
    Security        Exercise      Date        Code          Securities
    (Instr. 3)      Price         (Month/                   Acquired (A) or
                    of            Day/        (Instr. 8)    Disposed of (D)
                    Derivative    Year)                     (Instr. 3, 4 and 5)
                    Security                 -------------  --------------------
                                             Code     V        (A)       (D)
 --------------  --------------  ----------  ----   ------  --------- ----------
 a.
 --------------  --------------  ----------  ----   ------  --------- ----------
 b.
 --------------  --------------  ----------  ----   ------  --------- ----------
 c.
 --------------  --------------  ----------  ----   ------  --------- ----------
 d.
 --------------  --------------  ----------  ----   ------  --------- ----------
 e.
 --------------  --------------  ----------  ----   ------  --------- ----------
 f.
 --------------  --------------  ----------  ----   ------  --------- ----------

 6. Date Exercisable           7. Title and Amount of Underlying   8. Price of
    and Expiration                Securities                          Derivative
    Date                          (Instr. 3 and 4)                    Security
    (Month/Day/Year)                                                  (Instr. 5)
 ----------------------------  ---------------------------------
    Date           Expiration      Title            Amount or
    Exercisable    Date                             Number of
                                                    Shares
 ----------------- -----------  -----------------  --------------  -------------
 a.
 ----------------- -----------  -----------------  --------------  -------------
 b.
 ----------------- -----------  -----------------  --------------  -------------
 c.
 ----------------- -----------  -----------------  --------------  -------------
 d.
 ----------------- -----------  -----------------  --------------  -------------
 e.
 ----------------- -----------  -----------------  --------------  -------------
 f.
 ----------------- -----------  -----------------  --------------  -------------

 9. Number of         10. Ownership Form    11. Nature of
    Derivative            of Deriva-            Indirect
    Securities            tive                  Beneficial
    Beneficially          Security:             Ownership
    Owned at              Direct (D)            (Instr. 4)
    End of Month          or Indirect
    (Instr. 4)            (I) (Instr. 4)

 -------------------  --------------------  -----------------
 a.
 -------------------  --------------------  -----------------
 b.
 -------------------  --------------------  -----------------
 c.
 -------------------  --------------------  -----------------
 d.
 -------------------  --------------------  -----------------
 e.
 -------------------  --------------------  -----------------
 f.
 -------------------  --------------------  -----------------

 Explanation of Responses:

 (1) The shares were issued to the Reporting Person in exchange for services as president, treasurer and secretary, valued at $125,000, for calendar year 2002, approved by the board of directors of the Issuer. Such issuance is therefore exempt pursuant to Rule 16b-3(d), though otherwise restricted under Rule 144.

 (2) Owned by a company which is controlled by the Reporting Person.

 /s/ Michael C. Tay                                        May 3, 2002
 --------------------------------                    ----------------------
 ** Signature of Reporting Person                              Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

   Note. File three copies of this Form, one of which must be manually signed.
         If space provided is insufficient, see Instruction 6 for procedure.

   Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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